NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	Tuesday, January 24, 2006 6:00 a.m. EST

FLOTEK INDUSTRIES, INC. EXPANDS SPECIALTY CHEMICAL OPERATIONS INTO THE NETHERLANDS

HOUSTON, January 24, 2006 - Flotek Industries, Inc. (FTK- AMEX) announced it has completed preparations to expand its specialty chemical operations into the Netherlands. CESI Chemical, Inc., a wholly owned specialty chemical subsidiary of Flotek, has registered to begin operations in Holland during the first quarter 2006.

Agreements have been signed with Coil Services, B.V. to install and service capillary tubing systems which will be used to inject production chemicals into gas wells to enhance production. A confidentiality, non-compete, and blending agreement has been signed with MAVOM Chemical Solutions, B.V. to blend CESI’s proprietary specialty chemicals. The proprietary products produced for this market will include biodegradable capillary foamers which have received North Sea certification. The patented high temperature multi-functional systems will inject foamer, scale, and corrosion inhibitors continuously through the capillary strings, to decrease water hydrostatic head on the formations allowing for increased production.

Jerry Dumas, Sr., Flotek's Chairman and CEO, commented "We have moved into the European market at the request of our customers. With the growing volume of applications for our products in the North Sea and surrounding regions, expanding into Holland addresses the logistic issues of servicing this important and environmentally demanding region of the world.”

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at http://www.flotekind.com.

Statements made in this press release, including those relating to the positive direction of the Company, and increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911